Exhibit 10.2

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”) is made and entered into as of this 17th day of July, 2008, by and among China TransInfo Technology Corp., a Nevada corporation (the “Company”), each of the investors listed on Schedule A (the “Investors”) and those certain shareholders of the Company listed on Schedule B (the “Existing Shareholders” and collectively with the Investors, the “Shareholders”).

WHEREAS, concurrently with the execution of this Agreement, the Company and the Investors are entering into a Securities Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of the Company’s Common Stock, and in connection with that agreement, the parties desire to provide the Investors with the right, among other rights, to elect certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement. Defined terms used herein that are not defined herein have the meaning as defined in the Purchase Agreement.

WHEREAS, the Amended and Restated Articles of Incorporation, as amended, of the Company (the “Restated Articles”) provides that the holders of record of the shares of common stock of the Company, $0.001 par value per share (“Common Stock”) and of any other class or series of voting stock, voting together as a single class, shall be entitled to elect the board of directors of the Company.

WHEREAS, the Company does not have any voting stock outstanding other than Common Stock.

WHEREAS, in order to induce the Investors to expend the time and resources required enter into the Purchase Agreement, the parties desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held by them will be voted on.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Voting Provisions Regarding Board of Directors.

1.1 Size of the Board. During the Term (as defined below) of this Agreement, each Shareholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at seven (7) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock or preferred stock, by whatever name called, now owned or subsequently acquired by a Shareholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2 Election of Investor Nominee. During the Term of this Agreement, each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, one individual designated by the Investors, which individual shall initially be Brandon Ho-Ping Lin, shall be elected as a director of the Company.

1.3 Failure to Designate a Board Member. In the absence of any designation from the persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4 Removal of Board Members. Each Shareholder also agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Sections 1.2 or 1.3 of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Investors, entitled under Section 1.2 to designate that director or (ii) the Investors originally entitled to designate or approve such director pursuant to Section 1.2 is no longer so entitled to designate or approve such director; and

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1 with the Investors having the right to nominate the director to fill such vacancy.

1.5 Written Consent. All Shareholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors.

1.6 Further Assurances. During the Term, the Existing Shareholders will take such further actions and execute such further documents and instruments as may reasonably be requested by the Investors or the Company to carry out the provisions of this Agreement.

1.7 No Liability for Election of Recommended Directors. No party, nor any Affiliate of any such party, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.8 Representations & Warranties. Each Existing Shareholders represent and warrants, severally and not jointly, to the Investors as follows:

(a) Valid Title, etc. With respect to the Shares beneficially owned by the Existing Shareholders, there are no restrictions on the rights of disposition pertaining thereto, except for any restrictions contemplated herein, restrictions arising under that certain Make Good Escrow Agreement, dated May 14, 2007, with certain investors (the “Make Good Escrow Agreement”) or arising under applicable securities laws, such Existing Shareholder has exclusive power to vote, exclusive power of disposition and exclusive power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Existing Shareholder’s Shares with no limitations, qualifications or restrictions on these rights. Each Existing Shareholder represents that neither it nor any of its Affiliates is party to or bound by any agreement with respect to the voting (by proxy or otherwise), sale or other disposition of their Shares (other than this Agreement and the Make Good Escrow Agreement).

(b) Non-Contravention. The execution and delivery of this Agreement by such Existing Shareholder and the performance by such Existing Shareholder of such Existing Shareholder’s obligations under this Agreement (i) are within such Existing Shareholder’s powers, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental body, agency, official or authority, and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Existing Shareholder or to a loss of any material benefit of such Existing Shareholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on him/it or result in the imposition of any lien on any asset of such Existing Shareholder other than any conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (A) impair the ability of such Existing Shareholder to perform its obligations under this Agreement or (B) prevent or delay the consummation of any of the transactions contemplated hereby.

(c) Binding Effect. This Agreement has been duly executed and delivered by such Existing Shareholder, and this Agreement is the valid and binding agreement of the Existing Shareholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

2. Covenants of the Company

2.1 Initial Election. By the earlier of (i) the two-month anniversary of the date on which the Common Stock of the Company is first listed on the NASDAQ Capital Market and (ii) September 30, 2008, the Company shall cause the election as new directors of the Company, Mr. Brandon Ho-Ping Lin (or such other individual(s) as may be designated in writing by the Investors) and another individual as may be designed by the Company; provided that such individual is “independent” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc.

2.2 Nomination. Following the initial election of Mr. Lin (or such other individual(s) as may be designated in writing by the Investors) as a director of the Company in accordance with the above section and during the Term of this Agreement, the Company shall use its best efforts (i) to cause such individual(s) as may be designated in writing by the Investors to be nominated for election at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders for the election of directors, and (ii) in the event of the death, removal or resignation of any director designated by the Investors under this Agreement (including Mr. Lin) from the Board of Directors for any reason, to cause the nomination, appointment or election of such person designated in writing by the Investors to fill the vacancy.

2.3 Observer Rights. Until the earlier of (i) the fifth anniversary of the date of this Agreement or (ii) the date that this Agreement terminates in accordance with Section 5 below, the Company will ensure that the Investor may nominate, at its option, one person to observe all meetings of the Board of Directors of the Company, whether held in person or by electronic communication, and will ensure that such person receives all information and communication that the Company directors receive in relation to his or her duties as a director, in the manner and timeframe similar to the manner and timeframe of the Company directors.

2.3 Further Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

3. Remedies.

3.1 Irrevocable Proxy. Each party to this Agreement hereby constitutes and appoints Mr. Brandon Ho-Ping Lin, as representative of the Investors, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto, and hereby authorizes Mr. Lin to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 5 hereof. Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 5 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

3.2 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Shareholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3.3 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4. Standstill. Until the second anniversary of this Agreement, each of the Existing Shareholders agrees that neither it nor any of its Affiliates will directly or indirectly (i) sell, assign, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber (collectively, “Sell”) any of their Shares or enter into any contract, option or other arrangement or undertaking to Sell any of their Shares, or (ii) relinquish control of the voting power with respect to any of their Shares, deposit any of their Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy with respect to any of their Shares (other than a proxy to vote pursuant to this Agreement). Notwithstanding the above, during the first year after the date of this Agreement, the Existing Shareholders may Sell up to 20% of the Shares held of record by them on the date of this Agreement (the “Existing Holdings”); and during the second year after the date of this Agreement, may Sell up to 40% of their Existing Holdings.

5. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate when the Investors beneficially own fewer than 50% of the number of shares of Common Stock purchased under the Purchase Agreement (as adjusted for any stock splits, stock dividends, recapitalizations or the like).

6. Miscellaneous.

6.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company and the Existing Shareholders may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors. Any Investor may assign any or all of its rights under this Agreement to any Person to whom such Investor assigns or transfers any Shares, provided such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions hereof that apply to the “Investors.” In addition, this Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

6.2. Governing Law and Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the New York Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence a Proceeding to enforce any provisions of this Agreement, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

6.3 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy shall also be sent to Thelen Reid Brown Raysman & Steiner LLP, 701 8th Street NW, Washington, D.C. 20001, Facsimile: (202) 654-1804, Attn.: Louis A. Bevilacqua, Esq. and if notice is given to Shareholders, a copy shall also be given to Dorsey & Whitney, Suite 3008, One Pacific Place, 88 Queensway, Hong Kong, Facsimile: +852-2524-3000, Attn: Liza L.S. Mark.

6.6. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, the Investors and the Existing Shareholders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

6.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.8 Entire Agreement. This Agreement (including the Exhibits hereto), and the other Transaction Documents (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.9 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Shareholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement.

6.10 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

CHINA TRANSINFO TECHNOLOGY CORP.

By:	/s/ Shudong Xia
Name:	Shudong Xia
Title:	Chief Executive Officer

INVESTORS:

SAIF Partners III L.P.

By:	/s/Andrew Y. Yan
Name:	Andrew Y. Yan,
Title:	Authorized Signatory

EXISTING SHAREHOLDERS:

Karmen Investment Holdings Limited

By:	/s/ Shudong Xia
Name:	Shudong Xia
Title:	Director

Leguna Verde Investments Limited

By:	/s/ Chuang Yang
Name:	Chuang Yang
Title:	Director

SCHEDULE A

INVESTORS

Name and Address	Number of Shares Held

SAIF Partners III L.P. Suite 2115-2118, Two Pacific Place 88 Queensway Admiralty, Hong Kong +852-2918-2200 Phone +852-2234-9116	2,586,207

SCHEDULE B

EXISTING SHAREHOLDERS

Name and Address	Number of Shares Held

Karmen Investment Holdings Limited	9,566,532

P.O. Box 3444, Road Town, Tortola, British Virgin Islands

Leguna Verde Investment Limited	1,274,960

P.O. Box 3444, Road Town, Tortola, British Virgin Islands